Exhibit 99.1

For Further Information Contact:

Brian Ziel, 831-439 -5429

Brian.ziel@seagate.com

SEAGATE

SEAGATE APPOINTS INDUSTRY VETERAN ALBERT “ROCKY” PIMENTEL

AS EXECUTIVE VICE PRESIDENT OF WORLDWIDE SALES AND MARKETING

Former McAfee and LSI executive to lead global sales, marketing and product line management

SCOTTS VALLEY, Calif. — April 8, 2011 — Seagate (NASDAQ: STX) today announced that Albert “Rocky” Pimentel has joined the company as executive vice president, Worldwide Sales and Marketing. In his new role, Pimentel will lead the global team comprising Sales, Sales Operations, Product Line Management, Marketing and Retail.

Mr. Pimentel has served on Seagate’s Board of Directors since 2009 and has played a central leadership role at a number of well-known technology companies. His storage industry experience includes being a member of the early Seagate management team working with founders Al Shugart and Finis Conner as well as being part of the founding management team of Conner Peripherals. Since that time, his diverse career experience included having served as COO and CFO of McAfee, and SVP and CFO of LSI Logic. His lengthy high-technology background also includes serving as a member of the Board of Directors of Xilinx, as well as senior leadership positions at Glu Mobile, Zone Labs, WebTV Networks and Redpoint Ventures. His successful experiences in storage, enterprise software, consumer software, internet services, digital media and consumer appliances complements the current and future market opportunities Seagate is pursuing.

“Rocky will be a tremendous asset as a member of our day-to-day leadership team,” said Seagate Chairman and CEO Steve Luczo.  “He has a wealth of experience in technology that will be beneficial to Seagate, ranging from storage to semiconductors to mobile and security software. Rocky’s tenure on Seagate’s Board gives him a deep understanding of our business and visibility into the company’s operations. I speak for the entire management team when I say that we look forward to Rocky’s leadership in driving our new global sales and marketing initiatives and brand awareness.”

“The storage industry has many great opportunities for growth and Seagate has the innovation, operational excellence, and world-class team onboard to excel,” said Pimentel. “I’m pleased to be part of such an accomplished group and look forward to helping strengthen our position further in the market.”

Pimentel’s position was previously held by EVP Kurt Richarz on an interim basis as Seagate’s management team planned its realignment strategy. Richarz will continue to manage Sales, Sales Operations and Marketing to ensure alignment and efficiency. Pimentel has ended his tenure on the Seagate Board of Directors and will report directly to Steve Luczo in his new executive management position.

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